Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No.333-55843 and 333-32252) and Form S-8 (No. 33-38831, 33-40506, 33-53052, 33-53158, 33-63603, 33-82524, 333-07089, 333-07101, 333-07103, 333-07095, 333-11787, 333-11795, 333-31213 and 333-31233, 333-47372, 333-60441, 333-60443, 333-60445, 333-92713 and 333-72530) pertaining to the 1984 Stock Option Plan, the 1989 Employee Stock Purchase Plan, the 1994 Stock Option Plan, the 1995 Directors’ Stock Option Plan, the 1995 Replacement Option Plan, the 1998 Engineering Stock Incentive Plan, the 1999 Directors’ Stock Option Plan, the 1999 Retention Stock Option Plan and the 1999 Employee Stock Purchase Plan of Laserscope, of our report dated February 14, 2002 relating to the consolidated financial statements and financial statement schedule for the year ended December 31, 2001, which appear in this Form 10-K.

PricewaterhouseCoopers LLP
San Jose, California
March 15, 2002